Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 27, 2017, relating to the statement of financial condition of American Homeowner Preservation 2015A+, LLC as of December 31, 2016, and the related statement of operations, changes in members’ equity, and cash flows for the period from June 10, 2016 (commencement of operations) to December 31, 2016, and the related notes to the financial statements.

Englewood, Colorado

April 27, 2017